SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 10, 2001

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513)792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release announcing a branding partnership with Bausch & Lomb.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated September 10, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: September 10, 2001	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
LCA-Vision, Inc.	Lippert/Heilshorn & Associates, Inc.
Thomas E. Wilson, CEO	Bruce Voss (bvoss@lhai.com)
Alan H. Buckey, CFO	(310) 691-7100
(513) 792-9292	Kim Sutton Golodetz (kgolodetz@lhai.com)
www.lasikplus.com	(212) 838-3777
www.lhai.com

FOR IMMEDIATE RELEASE

LCA-VISION ANNOUNCES BRANDING PARTNERSHIP WITH BAUSCH & LOMB

"LasikPlus, a Bausch & Lomb Laser Center" Unveiled in Cincinnati

CINCINNATI (September 10, 2001) - LCA-Vision, Inc. (Nasdaq NM: LCAV) (Nasdaq Europe: LCAV), a leading provider of laser vision correction services across the U.S., announced today a branding partnership with Bausch & Lomb (NYSE: BOL). As part of this alliance, LCA-Vision has named the Company's flagship Cincinnati facility "LasikPlus, a Bausch & Lomb Laser Center" in order to communicate to patients both the benefits of Bausch & Lomb laser technology and the security that comes from the company's nearly 150 year heritage of improving vision through technological innovation. Under the terms of the agreement, patients who are found to be non-candidates for the Lasik procedure will be given rebates on Bausch & Lomb's portfolio of eye care products, including PureVisionTM continuous wear contact lenses, ReNu(R) lens care products, and Bausch & Lomb over-the-counter eye drops. LCA-Vision's current non-candidacy rate for the LASIK procedure is about 20%.

"Under this new alliance, consumers are the clear winners," commented Tom Wilson, LCA-Vision chief executive officer. "Bausch & Lomb will help us increase awareness of the excellent clinical outcomes available through their laser technology, and we will be able to provide a benefit for consumers who do not meet our strict LASIK screening requirements with alternative trusted eye care solutions from Bausch & Lomb."

The Bausch & Lomb Technolas 217A laser is currently the premier option for LasikPlus patients, and was chosen by more than two thirds of LasikPlus patients in the first half of 2001. LasikPlus will marry its services with Bausch & Lomb's technology to offer patients comprehensive eye care solutions from Bausch & Lomb, the most trusted name in sight.

"Together, the combined heritage of Bausch & Lomb and the quality of patient care offered by LasikPlus is tremendous," added Mr. Wilson. "LasikPlus is the leading national provider of refractive surgery utilizing Bausch & Lomb technology. Our patient outcomes are exceptional, and the risk of temporary night vision complications is nearly eliminated when using the Bausch & Lomb Laser."

Don Mooney, president of Bausch & Lomb's cataract, vitreoretinal and refractive business in North America added, "In light of LCA-Vision's commitment to offer its refractive surgery patients world class outcomes, nationwide, through Bausch & Lomb laser technology, the Cincinnati LasikPlus location is an ideal choice to be designated as the first Bausch & Lomb Laser Center. We look forward to expanding our partnership with LasikPlus and entering into similar brand partnerships with other eye care practitioners who are committed to bringing their patients the best in vision care through Bausch & Lomb technology."

Bausch & Lomb Incorporated is the preeminent global technology-based healthcare company for the eye dedicated to providing consumers with healthy sight for life through doctors' hands. Its core businesses include soft and rigid gas permeable contact lenses, lens care products, ophthalmic surgical and pharmaceutical products. The company is advantaged with some of the most recognized and respected brands in the world starting with its name, Bausch & Lomb(R), and including SofLens(R), PureVisionTM, Boston(R), ReNu(R), Storz(R) Hansatomeä, Orbscanä and Technolasâ. Founded in 1853 in Rochester, N.Y., where it continues to have its headquarters, the company has annual revenues of approximately $1.8 billion and employs approximately 12,000 people in more than 50 countries. Bausch & Lomb products are available in more than 100 countries around the world. Additional information about the company can be found on Bausch & Lomb's Website at www.bausch.com.

LCA-Vision, a leading provider of laser vision correction services across the U.S., owns and operates 32 LasikPlus laser vision correction facilities in the U.S., as well as one center in Canada and one in Europe. For additional information, please visit www.lasikplus.com.

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